Exhibit 5.1

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made and entered into as of June 20, 2025 (the “Effective Time”), by and between Janon Costley (“Costley”) and Ryan Dolder (“Dolder”). Costley Dolder are sometimes referred to collectively as the “Parties”.

RECITALS

WHEREAS, Costley and Dolder are the managing members of Tres Grados LLC, a Wyoming limited liability (“Tres Grados”), which is the general partner of Intergen I Limited Partnership, a Wyoming limited partnership (“Intergen”), which is the owner of 75,000 shares of the Series B Voting Preferred Stock (the “Subject Shares”) of SETO Holdings, Inc., a Nevada corporation (“SETO”); and

WHEREAS, Costley and Dolder desire to enter into this Agreement, on the terms and conditions set forth in this Agreement.

AGREEMENT

In order to consummate this Agreement, Costley and Dolder, in consideration of the mutual covenants and on the basis of the representations and warranties set forth, agree as follows:

1.Voting Agreement.

1.01With Respect to the Subject Shares. For good and valuable consideration, the receipt and adequacy of which are acknowledged, Dolder hereby agrees that, for all purposes, Costley shall, as a managing member of Tres Grados, have the sole right to exercise all voting rights attendant to the Subject Shares owned by Intergen and to dispose of the Subject Shares owned by Intergen; provided, however, that Costley shall not take any action to remove Dolder as a director or executive officer of SETO and shall vote all of the Subject Shares to elect Dolder as a Director of SETO.

1.02Legend. Concurrently with the execution of this Agreement, there shall be imprinted, or otherwise placed, on book-entry records representing the Subject Shares the following restrictive legend:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN VOTING AGREEMENT DATED JUNE 20, 2025 (THE “AGREEMENT”), BY AND BETWEEN JANON COSTLEY AND RYAN DOLDER. COPIES OF THE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF SETO HOLDINGS, INC.

2.Representations and Warranties of Costley. Costley represents and warrants, as of the Effective Time, that Costley is under no legal disability with respect to his entering into and performing this Agreement.

3.Representations and Warranties of Dolder. Dolder represents and warrants, as of the Effective Time, that Dolder is under no legal disability with respect to his entering into and performing this Agreement.

4.Miscellaneous.

4.01Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Nevada.

4.02Arbitration. In the event of a dispute between the parties hereto that arises out of this Agreement, the parties hereby agree to submit such dispute to arbitration before the American Arbitration Association (the “Association”) at its Dallas, Texas, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment can be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys’ fees to the prevailing party.

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4.03Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

4.04Successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.05Complete Agreement. This Agreement contains the complete agreement of the parties concerning the subject matter hereof and shall supersede all other agreements between and among the parties.

4.06Termination. In addition to the termination provisions set forth in Section 1, this Agreement shall terminate in its entirety and be of no further force or effect upon (1) the resignation of either of Costley or Dolder as a Director of the Company or (2) the mutual written agreement of the Parties.

4.07Amendments and Waivers. Any provision of this Agreement may be amended or waived, if, but only if, such amendment or waiver is in writing and is signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

4.08Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered by e-mail to the Parties at the following e-mail addresses (or at such other e-mail address for a Party as shall be specified by like notice:

if to Costley:janon@seto-holdings.com

if to Dolder:ryan@seto-holdings.com

4.09Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.10Advice of Counsel. The Parties each acknowledge that, in executing this Agreement, each has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

4.11Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

4.12Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument.

[ SIGNATURE PAGE FOLLOWS ]

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[ Signature Page to Voting Agreement ]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COSTLEY:

/s/ Janon Costley

Janon Costley

DOLDER:

/s/ Ryan Dolder

Ryan Dolder

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